As filed with the Securities and Exchange Commission on October 19, 2021

Registration No. 333-65634
333-123853
333-177142
333-177141
333-190919
333-233142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-65634)
Post-Effective Amendment No. 1 (No. 333-123853)
Post-Effective Amendment No. 1 (No. 333-177142)
Post-Effective Amendment No. 1 (No. 333-177141)
Post-Effective Amendment No. 1 (No. 333-190919)
Post-Effective Amendment No. 1 (No. 333-233142)

TO

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	33-0898238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

949 South Coast Drive Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Amended and Restated 1999 Stock Option Plan
2004 Stock Incentive Plan
2008 Equity Incentive Plan
2010 Equity Incentive Plan
2010 Amended Equity Incentive Plan
Pacific Mercantile Bancorp 2019 Equity Incentive Plan
(Full Title of the Plan)

Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 of Pacific Mercantile Bancorp, a California corporation (the “Company”), which have been previously filed with the U.S. Securities and Exchange Commission:
•Registration Statement File No. 333-65634, filed on July 23, 2001, registering 1,248,230 shares of the Company’s common stock, no par value per share, issuable under the Amended and Restated 1999 Stock Option Plan;
•Registration Statement File No. 333-123853, filed on April 5, 2005, registering 400,000 shares of the Company’s common stock, no par value per share, issuable under the 2004 Stock Incentive Plan;
•Registration Statement File No. 333-177142, filed on October 3, 2011, registering 274,622 shares of the Company’s common stock, no par value per share, issuable under the 2008 Equity Incentive Plan;
•Registration Statement File No. 333-177141, filed on October 3, 2011, registering 1,704,555 shares of the Company’s common stock, no par value per share, issuable under the 2010 Equity Incentive Plan;
•Registration Statement File No. 333-190919, filed on August 30, 2013, registering 800,000 shares of the Company’s common stock, no par value per share, issuable under the 2010 Amended Equity Incentive Plan; and
•Registration Statement File No. 333-233142, filed on August 8, 2019, registering 2,000,000 shares of the Company’s common stock, no par value per share, issuable under the Pacific Mercantile Bancorp 2019 Equity Incentive Plan.

On October 18, 2021, pursuant to the Agreement and Plan of Merger, dated as of March 22, 2021, by and between the Company and Banc of California, Inc., a Maryland corporation (“Banc of California”), the Company merged with and into Banc of California (the “Merger”), with Banc of California continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the respective Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the common shares of the Company registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, California, on October 19, 2021.

BANC OF CALIFORNIA, INC. (as successor by merger to Pacific Mercantile Bancorp)

By:	/s/ Ido Dotan
Name: Ido Dota
Title: Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.